Exhibit 10.15
November 1, 2012
PRIVATE AND CONFIDENTIAL
Ed Kilroy
[***]

Dear Ed:
Re: Offer of Employment
It is our great pleasure to offer you the position of Chief Executive Officer ("CEO") of DashRX, Inc., a Delaware company and the parent company of the corporate group ("DashRX"), and its Canadian subsidiary, Novarex Canada Inc. (collectively, "we", "us", "our" or the "Company"). On behalf of the Board of Directors (the "Board") and the senior management team, we are very pleased and enthused about the prospect of you leading our organization as its CEO. What follows are the terms and conditions of our offer of employment:
1.Duties. You will be employed as Chief Executive Officer of the Company, reporting to the Board. You will also serve as a member of the Board until the earlier of (i) the termination, resignation or other cessation of your employment with the Company, or (ii) your resignation from the Board. You will undertake such duties as are consistent with the office of the CEO as may from time to time be assigned to or vested in you by the Board.
2.Commencement Date. Your employment with us will begin on or about November 5, 2012 ("Commencement Date").
Time and Attention. During the term of your employment with the Company, you agree that you will devote all of your business time and attention to the business of the Company, that the Company will be entitled to all of the benefits and profits arising from or incident to your work services and advice, that you will not render commercial or professional services of any nature to any person or organization whether or not for compensation, without the prior written consent of the Board. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or, subject to the prior written consent of the Board, from serving on boards of non-competitive organizations - the Company acknowledges your current involvement as a Board member of Ballard Power Systems Ltd. and Cirba Inc., and that such involvement shall not offend this section.
3.Base Salary and Other Compensation.
Base Salary: You will be paid an annual salary of Cdn. $300,000.00 (gross) subject to required statutory and other deductions ("Base Salary"). Your Base Salary will be paid on a bi-weekly basis directly into a bank account designated by you.
Short Term Incentive Plan (STIP): The Board has implemented a Short-Term Incentive Plan ("STIP"), pursuant to which, each year, certain employees of the Company may be eligible to receive a payment (in cash or other form of equity based compensation as determined by the Board) calculated as a percentage of their Base Salary, subject to the satisfaction of specified individual and corporate milestones, established by the Board from time to time (the "Milestones"). In addition to your Base Salary, you will be eligible to participate in the STIP commencing January 1, 2013. The bonus payment you will be eligible to receive under the STIP shall be 40% of your Base Salary at target upon achievement of the Milestones. Based on the attainment of certain "stretch" milestones to be agreed to in writing between yourself and the Board, attainment of such milestones may result in such STIP bonus exceeding 40% of Base Salary to a maximum of 100% of Base Salary.
For the 2013 calendar year, entitlement to bonus under the STIP will be based on the achievement of the milestones described in Schedule "A" hereto (wherein it is indicated whether the Milestone relates to the 40% target payout or the incremental payout up to 100%). STIP payments typically are paid out on or about April 30 of the following calendar year.

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By no later than March 1 of each subsequent calendar year, commencing with the calendar year 2014, Milestones and stretch milestones will be established in respect of each such calendar it being understood that receipt of a STIP bonus in any one year does not reflect entitlement to any bonus in any subsequent year.
Compensation Review: Your total compensation will be reviewed at least annually by the Board (or by the Compensation Committee thereof, if, as and when established).
4.Employee Stock Option Plan. Pursuant to the Board-approved Employee Stock Option Plan (the "ESOP Plan"), and subject to your actual commencement of employment, you will be granted stock options in the equity capital of DashRX ("Stock Options"). Certain of the key features of the ESOP Plan and your Stock Option grant are summarized below. Note that this summary is qualified in its entirety by the ESOP Plan and the Option Agreement each of which have been provided to you for your reference and at all times will govern the grant.
(i)Initial Grant: You have been granted 317,554 Stock Options, which, based on a capitalization on the date hereof of 6,351,088 common shares fully-diluted, represent 5.00% of the fully-diluted common equity of DashRX as of the date hereof (the "Initial Grant").
(ii)Strike/Exercise Price: The strike or exercise price for the Stock Options in the Initial Grant will reflect the fair market value on the valuation date, which is anticipated to be October 12, 2012. The Board is currently working with an accredited business valuator who has been retained to determine such fair market value pursuant to the requirements of Section 409a of the US Tax Code. The Board anticipates that such exercise will yield a final determination of the applicable share price by on or about December 1, 2012, and will provide such figure to you for reference promptly thereafter.
(iii)Further Details Re Current Capitalization: For purposes of clarity, we have summarized in Schedule "B" attached to this letter, the capitalization table as of the date hereof, and certain key characteristics of the Series A preferred shares that were issued as part of the Series A Closing recently completed on October 12, 2012.
5.Vacation. You will be entitled to 5 weeks paid vacation during each calendar year. If you do not take your vacation in the applicable calendar year, you may use it in the first three (3) months of the following year, however, if you do not use it by that date, then any amount in excess of the statutory minimum amount will be forfeited. Vacation in the first and last years of employment will be pro-rated to reflect the actual time worked with the Company in that year. For certainty, you will receive 5 paid vacation days for the remainder of the 2012 year.
6.Benefits. You will be immediately eligible for group health benefits, offered generally to all Company employees, in accordance with the governing terms of those plans, which terms have been made available to you in advance of this offer. The group benefit plans may be amended at the Company's sole discretion from time to time, and so long as the modified terms apply generally to employees, you agree that any such modification will not constitute a material change of your terms of employment.
7.Expenses. You shall be entitled to be reimbursed for all reasonable expenses duly and properly incurred for the performance of your duties if approval of said expenses is obtained in advance by the Board.
8.Hours of Work. You are expected to work not less than 40 hours a week, which work may be performed after hours in the evening or on weekends where required. Managerial positions are not overtime eligible. Your salary includes payment for all hours worked, and your position is not eligible for overtime pay.
9.Policies. You agree that you will comply with the policies and procedures of the Company.
10.Confidentiality

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(a)You recognize that in the performance of your duties you will acquire detailed and confidential knowledge of the Company's operations and other confidential information and documents including, but not limited to, information and documents that are:
(i)of a technical nature, such as methods, know-how, processes, layouts, computer programs and similar items; and
(ii)of a business nature, such as information about operations or operational plans, personnel or personnel plans, development plans, marketing plans, sales or acquisition plans, and leasing plans; information about the Company's finances, costs or profits; information about the Company's business relationships and clients; and information about markets and the Company's current business plans and strategies, together, referred to as "Confidential Information".
(b)You agree that you will safeguard the Confidential Information, and will not in any way, including through social media, use, divulge, furnish or make accessible to any person, other than in the fulfillment of your duties to the Company, or as required by law, either during your employment or at any time thereafter, any Confidential Information which is acquired by you in the course of your employment with the Company. These obligations will not be applicable to the extent that information is in the public domain at the time of its disclosure through no breach by you of this Agreement.
(c)You agree not to transfer (i) the contact information of Company customers with whom you have had direct business contact in the twelve months immediately preceding the last day on which you provide services to the Company, or (ii) the contact information of Company employees with whom you work, to your LinkedIn account or any other social media site. You specifically acknowledge that you have a positive obligation to protect, and not to disclose or use the Company's Confidential Information while engaging in social media activity of any nature.
(d)Any breach of Section 11 shall be grounds for immediate termination for cause. Additionally, you also agree and understand that any disclosure or use made of Confidential Information, other than within the terms contemplated in this Agreement, may cause irreparable harm and damage to the Company as a result of which the Company may, at its option, pursue any and all remedies at law or in equity to which it may be entitled as a result of any such disclosure or use.
(e)In performing your duties for the Company, you must not use or disclose any confidential or proprietary information belonging to another entity that you are not authorized to use or disclose.
11.Intellectual Property
(a)All Confidential Information, inventions, works, trade secrets, trade-marks, copyrights, moral rights, patents, designs, ideas, creations, developments, formulas, programs codes, drawings, sketches, compilations of information, analysis, experiments, data, formula, methods, processes, techniques, prototypes, products, samples, equipment, tools, machines, and any modifications or improvements thereto and all benefit and advantage to be derived therefrom, relating in any way to the current or future business of the Company (collectively, the "Intellectual Property" or "IP"), created or conceived in whole or in part by you or on your behalf during all periods of time during which you are employed or engaged or contracted by the Company, or otherwise working on behalf of the Company, whether conceived during working hours and with the Company materials and supplies, or otherwise, shall be and remain the sole and exclusive property of the Company and you have no right, title or interest therein. You hereby irrevocably assign to the Company any and all right, title and interest that you may have now or in the

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future, or may have had, in and to the Intellectual Property, and waive any moral rights you may have therein.
(b)For greater certainty, the assignment includes any patent, copyright, industrial design, trade-mark and any other similar right pertaining to the Intellectual Property which you may have by virtue of having created, made, conceived or contributed to any such Intellectual Property, either solely or with others, in whole or in part, in the course of your employment or other working relationship with PCAS and while concerned with or involved in the business carried on by PCAS. You will promptly disclose all such Intellectual Property to the Company, and will not endeavour to benefit in any manner from such Intellectual Property. Any breach of this condition during your employment shall be grounds for immediate termination for cause.
(c)You will at any and all times, during the period of employment and after termination of your employment, do whatever is reasonably necessary or commercially reasonable to co-operate with the Company to apply for, secure, defend and enforce any Intellectual Property or deal with any issue relating to the business of the Company, at the expense of the Company.
12.Non-Competition
You acknowledge and agree that in the course of your employment you will be provided with Confidential Information in connection with your employment and that there is a high risk that were you to work for a business which competes with the Business you would be required to use such Confidential Information in order to carry out your duties within that business. Accordingly, you agree that during the term of your employment and for six (6) months following the last day on which you provide services, that absent the Company's express written permission, you shall not provide services through employment or by any other arrangement to any entity in North America which designs, distributes, sells or markets remote pharmaceutical dispensing technology.
13.Non-Solicitation
(a)We want to take appropriate steps protect the Confidential Information and the relationship with the customers of the business that we plan to grow. For this reason, it is a condition of this offer that you agree that while employed, and for a period of twelve (12) months after you leave the Company, regardless of the reason for your departure, that you will not:
(i)Solicit, directly or indirectly, or initiate contact with any Company Customer or Prospective Customer to offer such Company Customer or Prospective Customer a service or product competitive to that offered by the Company on the Last Day or to encourage that Company Customer to reduce or terminate its business relationship with the Company; or
(ii)Solicit, directly or indirectly, or encourage any employee or independent contractor working for the Company on the Last Day or in the six months immediately preceding that date, to resign his/her employment or retainer with the Company.
(b)For purposes of this Agreement,
(i)"Company Customer" means any then current customer of the Company with whom you have had any direct business contact in the twelve months immediately preceding the last day on which you cease to provide services to the Company ("Last Day").
(ii)"Prospective Customer" means any entity with respect to whom, at any time during the one year period preceding your Last Day, you assisted the Company in soliciting to purchase the Company products or services, and for which entity the Company has not ceased its efforts to obtain that entity's business.

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(iii)"Solicit, directly or indirectly" of a Company Customer or a Prospective Customer will expressly include, but not be limited to, (x) initiating communication or contact by you or your new employer, including through social media, with any Company Customer or Prospective Customer if the communication in any way relates to the sale of services or products competitive with the services and products you provided to those Company Customers or sought to provide to the Prospective Customers at any time in the twelve months immediately preceding your Last Day or (y) advising those Company Customers or Prospective Customers that you are able to provide competitive services or products; provided, however, nothing herein is intended to limit communications or contacts that are unrelated to such services or products.
(c)You agree and acknowledge that the restrictions provided in this section are tied directly to the Company Customers with whom you worked directly, and the Prospective Customers with whom you had direct business contact during the twelve months immediately preceding your Last Day, and are designed to protect the relationship between the Company and those customers, so that a specified geographic limitation is not required.
14.Reasonableness. You agree that the protections for the business described in sections 11 to 14, and section 22 are necessary to protect the business and its relationships with its customers, but are narrow enough not to impede your ability to earn a livelihood from other entities who are not Company Customers or Prospective Customers. You agree the restrictions are designed only to limit your access to Company Customers, Prospective Customers and persons working for the Company. You also agree that any violation of these restrictions will result in irreparable harm to the Company, and consequently, in addition to pursuing any damages or other remedial action arising from the breach, the Company may proceed to obtain injunctive proceedings to restrain any breach or threatened breach of these restrictions. You expressly waive any right to contest whether a breach of these restrictions would result in irreparable harm.
15.Resignation
(a)You may terminate this Agreement and your employment with the Company upon six (6) weeks' advance written notice to the Board of Directors. Upon your resignation under this section, we shall not be obliged to make any payment to you other than the amount of any Base Salary actually earned but unpaid to the effective date of your departure following your resignation, any accrued but unpaid vacation pay and any expenses which you have properly incurred and which you are entitled to have reimbursed, less deductions required by law and contributions. For greater clarity, you will not be entitled to any STIP payment in respect of the year in which you resign from employment. Your coverage under the Benefits Program described in section 7 shall cease on the effective date of your resignation.
16.Termination For Cause
(a)The Company may terminate your employment at any time for cause and without written notice or payment in lieu thereof. In the event of the termination of your employment for cause, the Company shall not be obliged to make any payment to you other than the amount of any Base Salary actually earned but unpaid to the date of such termination, any accrued but unpaid vacation pay and any expenses which you have properly incurred and which you are entitled to have reimbursed, less deductions required by law and contributions. The Company shall have no further obligations to you under this Agreement. For greater clarity, you will not be entitled to any STIP payment pursuant to section 4 in respect of the year in which you are terminated for cause. Your coverage under the Benefits Program described in Section 7 shall cease on the date you are terminated for cause.
(b)For purposes of this Agreement "cause" means the occurrence of any of the following:

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(i)if there is a repeated and demonstrated failure on your part to perform the material duties of your position in a competent manner;
(ii)malfeasance, dishonesty or fraud in the course of your employment hereunder;
(iii)the appropriation of any property of the Company or the embezzlement or theft of any assets of the Company;
(iv)if you engage in willful misconduct, conduct prejudicial to the business or reputation of the Company or activities outside the scope of his employment in breach of this Agreement;
(v)if you breach any of the restrictions set out in the non-solicitation and confidentiality agreements which form part of this Agreement; or
(vi)any other conduct which would entitle the Company, at law, to terminate your employment for cause without notice or payment in lieu of notice.
17.Termination Without Cause
(a)The Company may at any time terminate (constructively or otherwise) this Agreement and your employment without cause upon notice to you provided that in such event you shall be entitled to cash payments (the "Severance Amount") equal to six (6) months' salary if the termination occurs prior to the first year anniversary of the Commencement Date and twelve (12) months' base salary if the termination occurs thereafter, it being understood that save and except for any STIP bonus owing to you in respect of the completion of a calendar year that precedes the date of notification of termination you shall not be provided with any STIP bonus in respect of the year of termination or any period following your last day of employment. The Severance Amount shall be payable in accordance with paragraph 17(b). This amount is inclusive of any statutory severance pay owed to you upon termination.
(b)The Severance Amount shall be paid (i) as to 50% thereof (the "Lump Sum Severance Amount"), as a one-time lump sum payment to you, less applicable withholdings, within thirty (30) days of the date the Company provides notice that your employment is terminated without cause (such amount shall not be subject to mitigation), and (ii) as to the balance, via salary continuance on a bi-weekly basis, less applicable withholdings, such balance being subject to mitigation in the event you obtain alternate employment at any time following the termination of your employment. For greater certainty, there shall be no mitigation obligation with respect to the Lump Sum Severance Amount.
(c)In the event your employment is terminated without cause in accordance with this section 17, your participation in the Benefits Program as described in section 7 shall continue in accordance with the Employment Standards Act, 2000 for the duration of the statutory notice period, and following expiry of the statutory notice period, you shall be eligible to participate in those benefit plans in which you participated on the date on which your employment ceased, excluding the disability coverage, (i) for the remainder of twelve months following the date on which you cease to provide services to The Company or (ii) until the date on which you secure comparable benefits from some other source, whichever first occurs. If you secure alternative benefits coverage while covered by the Company Benefits Program, you agree to notify the Vice-President of Human Resources and your participation will end effective the commencement of coverage under the next benefit plans.
(d)In the event your employment is terminated without cause in accordance with this section 17, the Company shall have no obligations to you under this Agreement beyond the amounts expressly provided for under this section 17, whether under the common law, pursuant to the Employment Standards Act, 2000 (Ontario) (the "ESA") or otherwise, provided that if the ESA

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requires a greater payment than the Severance Amount the provisions of the ESA shall govern. No further amount or entitlement is owed or will be provided upon termination without cause except as outlined in this section.
(e)Payment of the amounts provided for in this section 17 in excess of the statutory minimum amount shall be conditional upon your signing a full and final release of claims in the format attached as Appendix 1.
Section 17.A Vesting/Exercise of Stock Options Upon Termination Without Cause.
(a)For the purpose of this Section 17.A defined terms herein shall have the meaning given to such terms in the ESOP Plan unless otherwise specifically defined in this Section 17.A.
(b)In the event of a termination described in Section 17(a) above, the provisions of Section 2.6(d) and 3.1(4) of the ESOP Plan shall not apply to the Stock Options held by you at the time of such termination, but rather, the following provisions shall become operative:
(i)All unvested Stock Options held by you shall continue to vest in the ordinary course for the same number of months that you are entitled. to receive Base Salary as set out in Section 17(a) (the "Extended Vesting Period") provided that each vested Stock Option held by you will cease to be exercisable on the earlier of the original Expiry Date of the Stock Option and one day after the end of the Extended Vesting Period and each unvested Stock Option held by you will automatically terminate and become null, void and of no effect on the earlier of (x) the original Expiry Date of the Stock Option; and (y) one day after the end of the Extended Vesting Period;
(ii)During the Extended Vesting Period, you shall be entitled to exercise any and all Stock Options that are or become vested and exercisable during such period; and
(iii)All Stock Options that have vested and which have not been exercised pursuant to Section 17.A(ii) above as at the end of the Extended Vesting Period will be cancelled by the Company immediately following the Extended Vesting Period.
(iv)Notwithstanding the provisions of this Section 17.A(b) and subject to Section 3.1(1) and 3.1(2) of the ESOP Plan, if you are terminated without cause during the six (6) month period following completion of a Liquidity Event, then all unvested Stock Options held by you as of the termination date shall automatically vest on the termination date and thereafter vested Stock Options shall be exercisable until the original Expiry Date of the Stock Option.
18.Resignation Following a Change of Control
(a)Notwithstanding paragraph 15(a), you may at your sole discretion terminate this Agreement and your employment with the Company upon sixty (60) days' advance written notice to the Company within twelve (12) months following a Change of Control. If you resign your employment with the Company at any time following the 180th day, and prior to the 365th, day, following a Change of Control in accordance with this section 18, you shall be entitled to the payments and other treatment provided for in section 17 (Termination Without Cause).
(b)For purposes of this Agreement: (a) a "Change of Control" means either (I) any change in the holding, directly or indirectly, of the shares and/ or other securities of the Company, as a result of which, a person (other than a Related Party) or group of persons acting jointly or in concert (other than where such group of persons includes a Related Party), together with associates or affiliates of any such person or group of persons (a "Holder") holds shares and/ or

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other securities in the Company in excess of the number which, directly or indirectly, or following conversion thereof, would entitle the Holder to cast 50.1 % or more of the votes attached to all equity securities of the Company, or, where such Holder is a Related Party, where such Holder holds shares or other securities in the Company in excess of the number which, directly or indirectly, or following conversion thereof, would entitle such Holder to cast 66 2/3 % or more of the votes attached to all equity securities of the Company, or (II) any issue or sale of shares and/or other securities in the Company by way of a prospectus (including an initial public offering) or private placement; or (III) the sale of all or substantially all the assets of the Company to a third party (including a Related Party); and (b) "Related Party" means any subsidiary, parent, division, affiliate, predecessor or successor of the Company.
(c)In the event you resign your employment in accordance with this section 18, the Company shall have no obligations to you under this Agreement beyond the amounts expressly provided for under section 17 (Termination Without Cause), whether under the common law, pursuant to the Employment Standards Act:, 2000 (Ontario) or otherwise.
(d)Payment of the amounts provided for in this section 18 (Termination Without Cause) shall be conditional upon your signing a full and final release of claims in a form reasonably acceptable to the Company.
19.Death
(a)This Agreement shall be terminated automatically in the event of your death during the term hereof and your estate shall not be entitled to receive any remuneration or payments pursuant to this Agreement after the date of your death, except in respect of any earned but unpaid Base Salary, vacation pay earned but unpaid, pro-rated bonus under the STIP based on the number of months actually worked in the relevant fiscal year (to the extent such bonus is ultimately approved by the Board following completion of the applicable calendar year and confirmation of applicable performance metrics), and survivor benefits which your spouse or your estate is entitled to receive.
20.Disability
(a)Should you be unable to render services as a result of illness or injury or other incapacity for a period of 180 consecutive days or any period of 180 days in any period of 365 days, then the Company may terminate your employment by providing to you only the statutory payments and benefit coverage required by the ESA. Nothing herein shall interfere with your right to receive long term disability benefits to the extent you qualify under the terms of the applicable plan.
21.Return of Property. You acknowledge, understand and agree that all memoranda, notes, records, charts, formulae, data, software, source code, object code, Confidential Information and other documents made, received, held or used by you during the course of your employment shall be the property of the Company and shall be delivered by you to the Company upon request at any time during the course of employment or on termination of employment along with all other property belonging to the Company in your possession or under your control. You agree to return all Confidential Information stored on any electronic device such as a blackberry or iphone ("Information System") not owned or controlled by the Company and shall delete all such Confidential Information in such a manner that it cannot be undeleted. The Company may require you to produce such an Information System for inspection, and/ or a certificate affirming the destruction and non-retention of the Confidential Information.
22.Able to Work Lawfully in Canada/ Background Checks. It is a condition of employment that (i) you are and will remain lawfully able to work in Canada at time of hiring and while employed, and that (ii) you submit to the Company's required background screening (with the Board being satisfied with the results).

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23.No Expectation of Privacy. You acknowledge that you have no expectation of privacy with regard to use of email, internet, voicemail or Company provided computer systems as the Company may monitor usage at any time. Do not store any personal information on. the Company's systems that you do not want the Company to view.
24.Independent Legal Advice. You acknowledge that you have read and understood this Agreement and have been advised by us to seek independent legal advice and have been given a reasonable opportunity to seek and obtain such advice before signing the Agreement.
25.Severability. If any provision contained in this Agreement (or part thereof) is determined to be unenforceable in whole or in part by a Court of competent jurisdiction, such invalid provision (or part thereof) shall be severed and the remaining terms will remain in full force and effect.
26.Survival of Terms. The obligations set out in sections 11 through 21 and any other term necessary to give efficacy thereto shall survive the termination, resignation or expiration of your employment or other working relationship, as applicable.
27.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. Any representations, oral or written, that are not expressly included in this Agreement are superseded and of no force or effect.
28.Amendment. The terms described in this Agreement will remain in effect and apply, even if you are promoted, transferred or demoted, unless agreed otherwise in writing. Notwithstanding the foregoing, except for the termination section which can only be amended upon mutual agreement, the Company may unilaterally amend the terms of this Agreement upon providing to you that written notice of the change equivalent to the amount of notice required to be provided to you under section 15(b), above.
29.Governing Law. The law of Ontario governs the interpretation of this Agreement.

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We look forward to working with you to make the Company successful.

Yours truly,

Novarex Canada Inc.

Per:

/s/ Gerard van Hamel Platerink
Gerard van Hamel Platerink - on behalf of the Board
ACCEPTANCE
I have had the opportunity to review this offer of employment, understand its terms, and accept the terms offered above. I confirm that there are no terms which have been promised to me other than those described above. I acknowledge that I am able to consult with legal counsel, at my own cost, and that I am voluntarily accepting this offer.

/s/ Ed Kilroy	Date:	Nov 5, 2012
Ed Kilroy

[Illegible signature]	Date:	Nov 5, 2012
Witness

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SCHEDULE "A"
The following are the Milestones required to be completed and/or achieved as part of your 2013 STIP Award it being understood that milestones with an aggregate value of 40% must be achieved before any payment will be made:

Milestones	Timeframe -To be Completed By:	STIP Award (percentage of Base Salary)
Completion of Series A2 or Series B Financing of common/preferred stock and/or convertible debt, with net proceeds by new investors to the Company of at least 10 million.	March 31, 2013 or earlier	20%
If net new investor proceeds exceed $20 million		Add 10%
If net new investor proceeds exceed $30 million		Add 10%
Signing of a Second Enterprise Client (eg Johnson & Johnson or Loblaws) with over 250 machines to be deployed over life of deal	March 31, 2013	Add 10% (stretch)
Successful entry into "Market Scoping" phase with Walgreens, including the deployment of not fewer than 6 machines in Walgreens footprint	Commencement February 1, 2013, final deployment August 1, 2013	Add 10% (stretch)
Signing of a Third Enterprise Client (eg Johnson & Johnson or Loblaws) with over 250 machines to be deployed over life of deal	September 30, 2013	Add 15% (stretch)
Signing of a 4th Enterprise Client (eg Dollar General) to a Pilot Agreement with over 250 machines to be deployed over life of deal	September 30, 2013	Add 15% (stretch)
M4 Project in process such that Scale Deployment (meaning custom deployments exceeding 100 units per customer) is possible in Q3 2013 (as validated by vendors, partners and Walgreens).	December 31, 2013	Add 10% (stretch)

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SCHEDULE "B" - CAPTABLE AND PREFERRED SHARE CONDITIONS ( AS OF OCT. 12, 2012)

	Common Shares	Preferred Series A	Total
WVC Investments LLC	2,000,000	1,175,544	3,175,544
Redmile	2,000,000	1,175,544	3,175,544
ESOP Pool	896,875	—	896,875
Fully Diluted Equity	4,000,000	2,351,088	6,351,088
Convertible Debt:		Terms:
$3,023,000	Secured	$ 5.1252	price per share @ Jul 2015
$500,000	Unsecured	8%	compounding coupon rate
SERIES A PREFERRED:
•Original Issue Price Per Series A Share: $5.1252
•Cumulative 8% coupon
•On Deemed Liquidity Event Series A entitled to (i) in priority, return of Original Issue Price plus accumulated interest/unpaid dividends (if declared); and (ii) following (i) above, pro rata entitlement among common shareholders, with Series A being treated as Common for this purpose
•Definition of Deemed Liquidity Event: (i) sale of all or substantially all of the assets, or (ii) a merger or other equity transaction involving a change of ownership of at least the majority of voting stock (see Certificate of incorporation of DashRX for additional details).

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APPENDIX 1
Form of Release to be used in event of termination without cause under section 17 or upon resignation by Mr. Kilroy within 12 months following a Change of Control, under section 18 of the Employment Agreement.
RELEASE AND INDEMNITY
WHEREAS the employment of Ed Kilroy ("Mr. Kilroy") with Novarex Canada Inc. (the "Company") was terminated on [insert date];
AND WHEREAS Mr. Kilroy has agreed to accept the terms of departure outlined in his employment agreement dated November 1, 2012 attached to this Release and Indemnity as Schedule “A” in full settlement of all claims which he may have relating to his employment or the termination of that employment with the Company;
NOW THEREFORE WITNESSETH that in consideration of the above, Mr. Kilroy, on behalf of himself, his heirs, administrators and assigns (hereinafter referred to as the "Releasor") releases and forever discharges the Company and its parent, affiliates and subsidiaries and their respective current and former officers, directors, employees, and agents (together, "Releasees") from any and all actions, causes of action, claims and demands whatsoever arising from the employment of Mr. Kilroy with the Company or the termination of that employment;
RELEASOR SPECIFICALLY COVENANTS, REPRESENTS AND WARRANTS to the Company that he has no further claims against the Releasees for or arising out of his employment with the Company or the termination of such employment, including without limiting the generality of the foregoing, any claims for salary, notice of termination, pay in lieu of such notice, statutory severance pay, expenses, bonus, commission, overtime pay, interest, claims for mental or physical disability benefits or any other insurance benefits, sick leave pay, vacation pay, any options or other equity entitlement or reinstatement of his employment and specifically including any claim under the Employment Standards Act, 2000 (Ontario), Human Rights Code, Occupational Health & Safety Act or other similar legislation. In the event that the Releasor should subsequently make hereafter any claim or demand or commence or threaten to commence any action, proceeding or make any claim against the Company or any Releasee for or by reason of any cause, matter or thing, this document may be raised as an estoppel and complete bar to any such claim, demand, action, proceeding or complaint.
FOR THE SAID CONSIDERATION Releasor further agrees not to make any claim or take any proceeding against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between the parties to this Release and Indemnity or in which any claim could arise against the Company for contribution or indemnity or other relief over.
AND FURTHERMORE, for the aforesaid consideration, in circumstances where Releasor has received such consideration on a gross basis and not net of any required withholdings, Releasor hereby agrees to indemnify and save harmless the Company from any and all claims or demands under the Income Tax Act of Canada, the Income Tax Act of the Province of Ontario, the Canada Pension Plan, the Employment Insurance Act of Canada, including any regulations made thereunder, and any other statute or regulations for or in respect of any failure on the part of the Company to withhold income tax, Canada Pension Plan premiums or Employment Insurance premiums or any other tax, premium, payment or levy from all or any part of the said consideration and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands.
NOTWITHSTANDING THE FOREGOING, this Release and Indemnity shall not apply to any actions, causes of actions claims or demands which Releasor may have relating to the failure or the refusal of the Company to comply with the terms of settlement as set forth in the document attached hereto as Schedule "A".
AND RELEASOR acknowledges that he is aware of his rights under the (Ontario) Human Rights Code, and confirms that he is not asserting such rights or advancing a human rights claim or complaint.
AND RELEASOR undertakes not to disclose the terms of settlement outlined in Schedule "A" attached hereto to any person except his immediate family, counsel, financial advisor or as required by law.

/s/ EK
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AND RELEASOR agrees that he will not disparage, demean or make any negative statements about the Releasees or any of the individual Releases, whether oral or written, including in any social media.
AND RELEASOR acknowledges that by entering into the terms of settlement outlined in Schedule "A", the Company makes no admission of any wrongdoing and expressly denies that it has acted in any manner giving rise to any liability.
AND RELEASOR declares that he has had the opportunity to seek independent legal advice with respect to the terms of settlement as well as this document and fully understands them. Releasor hereby voluntarily accepts the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.
THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of tine Province of Ontario.
THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding on Mr. Kilroy and the Company and their respective heirs, executors, administrators legal personal representatives, successors and assigns.
IN WITNESS WHEREOF I, Ed Kilroy, have executed this document on the 5th, day of Nov., 2012 and set my hand and seal thereto.

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
)
)
[Illegible signature]	)	/s/ Ed Kilroy
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WITNESS	)	Ed Kilroy

/s/ EK
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